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                                                                   EXHIBIT 10.64



                      INVESTOR RELATIONS SERVICES AGREEMENT

         This INVESTOR RELATIONS SERVICES AGREEMENT (this "Agreement"), made and entered into this 31st day of March, 2000, by and between HighwayMaster Communications, Inc., a Delaware Corporation, having a principal place of business at 1155 Kas Drive, Suite 100, Richardson, Texas, 75081
("HighwayMaster"), and N.D. Hamilton Associates, Inc., a Florida Corporation, having a principal place of business at 115 S.E. Spanish Trail, Boca Raton, Florida 33432 ("Hamilton").

                                    ARTICLE 1

                           INVESTOR RELATIONS SERVICES

1.1 Investor Relations Services Provided. Hamilton agrees to provide investor relations consultation services to HighwayMaster during the Contract Term (as defined in Section 2.1 below). These professional services will be directed toward assisting HighwayMaster in the accomplishment of certain corporate investor relations objectives including, but not limited to, the following:

         1.0.1 Increasing the investment community's awareness of HighwayMaster by conducting an active investor relations program designed to gain recognition from the investment community of HighwayMaster's long-term investment potential.

         1.1.1 Assisting HighwayMaster in obtaining at least one (1) national, sell side analyst from a quality, recognized brokerage to follow HighwayMaster and provide quarterly updates to the public.

         1.1.2 Assisting HighwayMaster in obtaining at least one (1) regional, sell side analyst of high recognition and quality, to follow HighwayMaster and provide quarterly updates to the public.

         1.1.3 Assisting HighwayMaster in obtaining two (2) nationally recognized analysts to each prepare a research report on HighwayMaster.

         1.1.4 Assisting HighwayMaster with the distribution of investor packages to investors and analysts during the Contract Term.

                                    ARTICLE 2

                                  CONTRACT TERM

1.2 Term. Hamilton shall provide the services described in Article 1 above for a period commencing on the date of execution of this Agreement and terminating six (6) months thereafter (the "Contract Term").


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                                    ARTICLE 3

                             SERVICE FEES & BILLING

1.3 Fees & Billing. HighwayMaster shall provide the following compensation to Hamilton for the services rendered under this Agreement:

         3.0.1 FIXED MONTHLY FEE. HighwayMaster shall compensate Hamilton at the rate of $3,500.00 per month for each month during the Contract Term payable on the first day of each month.

         1.3.1 Stock Options. HighwayMaster shall grant to Hamilton the following option to purchase shares of common stock of HighwayMaster at an exercise price of $5.63 per share upon the occurrence of the following events:

                  1.3.1.1 5,000 stock options upon the execution of this Agreement.

                  1.3.1.2 3,000 stock options if, as a result of Hamilton's efforts, one (1) national, sell side analyst from a quality, recognized brokerage firm begins to follow HighwayMaster and provides ongoing quarterly updates to the public regarding HighwayMaster; provided, however, that such coverage must commence during the Contract Term.

                  1.3.1.3 3,000 stock options if, as a result of Hamilton's efforts, one (1) regional, sell side analyst of high recognition and quality, begins to follow HighwayMaster and provides quarterly updates to the public regarding HighwayMaster; provided, however, that such coverage must commence during the Contract Term.

                  1.3.1.4 3,000 stock options if, as a result of Hamilton's efforts, two (2) nationally recognized analysts each prepare a research report on HighwayMaster prior to the end of the Contract Term.

                  1.3.1.5 3,000 stock options on the six month anniversary of this Agreement, if during the Contract Term, Hamilton has used his best efforts to distribute investor packages to investors and analysts.

         1.3.2 Vesting and Exercise of Vested Options. Any stock options earned by Hamilton during the Contract Term shall vest on the one (1) year anniversary of the execution of this Agreement. In order to exercise any vested options, Hamilton must deliver written notice to HighwayMaster indicating the number of vested options which Hamilton desires to exercise and a cashier's check in the amount of the exercise price.



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         1.3.3    Taxes. HighwayMaster shall issue to Hamilton a Form 1099-Misc.
                  following the end of each calendar year in which Hamilton exercises any portion of the options. Hamilton shall be responsible for the payment of all taxes incurred as a result of the exercise of the stock options and the sale of common stock issued as a result thereof.

                  1.3.4 Registration of Stock Issued Upon Exercise of Stock Options.

                  1.3.4.1 HighwayMaster shall file a registration statement on the appropriate form under the Securities Act, within ninety (90) days from the date of vesting of Hamilton's options covering the registration of the resale of the shares of common stock for which options are earned by Hamilton under Section 3.1.2 (the "Registrable Shares"). In connection with such registration statement, HighwayMaster shall:

                  1.3.4.1.1 Use its reasonable best efforts to cause such registration statement to become effective and keep such registration statement effective until the earlier of (x) one hundred twenty (120) days from the date of effectiveness or (y) Hamilton's disposition of all of the Registrable Shares;

                  1.3.4.1.2 Use its reasonable best efforts to prepare and file with the Securities and Exchange Commission (the "SEC") such amendments and supplements to such registration statement as may be necessary to comply with the applicable provisions of the Securities Act of 1933, as amended (the "Securities Act");

                  1.3.4.1.3 Use its reasonable best efforts to register and qualify the Registrable Shares covered by such registration statement under such other securities or Blue Sky laws of such jurisdictions as shall be reasonably requested by Hamilton, and to keep such registration or qualification effective during the period such registration statement is to be kept effective, provided, however, that HighwayMaster shall not be required to become subject to taxation, qualify to do business or file a general consent to service of process in any such jurisdictions;

                  1.3.4.1.4 Use its reasonable best efforts to maintain the authorization for quotation of the securities covered by such registration statement on the NASDAQ SmallCap Market; and

                  1.3.4.1.5 Notify Hamilton, at any time when Hamilton must suspend offers or sales of the Registrable Shares under the registration statement, either because the prospectus included in such registration statement is required to be amended for any reason, such as an


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                           amendment under the Securities Act to provide current
                           information, or because the prospectus includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing. HighwayMaster shall use its reasonable best efforts to enable Hamilton to promptly recommence offers and sales under the registration statement. Notwithstanding the foregoing and anything to the contrary set forth in this Section 3.1.5, Hamilton acknowledges that there may occasionally be times when HighwayMaster must suspend the use of the prospectus included in such registration statement until such time as an amendment to the registration statement has been filed by HighwayMaster and declared effective by the SEC, or until such time as HighwayMaster has filed an appropriate report with the SEC pursuant to the Securities Exchange Act of 1934, as amended (the "1934 Act"). Hamilton hereby covenants that he will not offer or sell any shares of the Registrable Shares pursuant to such prospectus during the period commencing when HighwayMaster notifies Hamilton of the suspension of the use of such prospectus and the reason therefor, and ending when HighwayMaster notifies Hamilton in writing that it may thereafter effect offers and sales pursuant to such prospectus.

                  3.0.1.1 It is a condition precedent to the obligations of HighwayMaster to take any action pursuant to this
                           Section 3.1.5 hereof with respect to the Registrable Shares, that Hamilton shall furnish to HighwayMaster such information regarding itself, the Registrable Shares held thereby and the intended method of disposition of such securities as shall be required to effect the registration of such Registrable Shares and as may be required from time to time to keep such registration current.

                  1.3.4.2 Except as otherwise provided herein, all expenses incurred by or on behalf of HighwayMaster in connection with registrations, filings or qualifications pursuant to this Section 3.1.5, including without limitation all registration, filing and qualification fees, the fees and expenses incurred in connection with the listing of the Registrable Shares to be registered on each security exchange on which shares of HighwayMaster's common stock are then listed, printer's and accounting fees, and fees and disbursements of counsel for HighwayMaster, shall be borne by HighwayMaster. In no event shall HighwayMaster be obligated to bear underwriting, brokerage or related fees, discounts or commissions or the fees or expenses of counsel or advisors to Hamilton.



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                  1.3.4.3  Each of HighwayMaster and Hamilton shall agree to such other reasonable and customary arrangements, undertakings and indemnifications with respect to the registration of the Registrable Shares to be received by Hamilton pursuant to the Agreement as may be requested by any of them, but shall not be obligated to enter into any underwriting arrangements.

                  1.3.4.4 HighwayMaster covenants that it will at all times use its reasonable best efforts to timely file any reports required to be filed by it under the Securities Act and the 1934 Act and that it will take such other actions as may be reasonably necessary to enable Hamilton to sell the shares of common stock without registration under applicable exemptions provided for under the Securities Act including, without limitation, Rule 144.

                  1.3.4.5 Unless and until the registration statement is effective, any stock certificates issued to Hamilton as a result of the exercise of the stock options shall bear the following restrictive legend:

                           "THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR SECURITIES LAWS OF ANY STATE, AND NEITHER THE SECURITIES NOR ANY INTEREST THEREIN MAY BE SOLD OR OTHERWISE TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN APPLICABLE EXEMPTION THEREUNDER."

1.4 Expenses. Hamilton shall be responsible for paying any and all expenses incurred by Hamilton in performing the services hereunder. HighwayMaster shall have no liability for any expenses incurred by Hamilton in performing the services hereunder.





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                                    ARTICLE 4

                                  MISCELLANEOUS



1.5 Indemnification to Hamilton. HighwayMaster shall indemnify and hold harmless Hamilton, its officers, agents, and representatives (each an "Indemnified Hamilton Party") from and against any and all losses, claims, damages or liabilities which either such Indemnified Hamilton Party may incur, including any amount paid in settlement of any claim, action or proceeding commenced or threatened, and any and all expenses reasonably incurred (including reasonable and necessary attorney's fees) in connection with any such claim, action or proceeding insofar as such loss, claim, damages, liabilities, actions, proceedings or expenses (collectively "Hamilton Losses") resulted from false and/or incorrect information, false representations, false and/or incorrect reports or other false and/or incorrect data furnished by HighwayMaster or its authorized representatives to Hamilton in writing for use in connection with the services to be provided by Hamilton pursuant to the terms of this Agreement, except that no Indemnified Hamilton Party shall be so indemnified to the extent that any Hamilton Losses arise out of such Indemnified Hamilton Party's negligence or willful misconduct or bad faith in connection with the performance of such Indemnified Hamilton Party's services hereunder and except that HighwayMaster shall not be liable in any event for any amount paid in settlement of any claim or any litigation, threatened or commenced, whatsoever if such settlement is effected without the written consent of HighwayMaster (which consent shall not be reasonably withheld). Hamilton shall give prompt written notice to HighwayMaster of any claim or action commenced or threatened against each Indemnified Hamilton Party in respect of which indemnity may be sought thereunder. If it so elects within a reasonable time after receipt of such notice, HighwayMaster may assume the defense of such claim or action. If HighwayMaster assumes the defense of such claim or action, HighwayMaster will not be liable for any fees and expenses of counsel for an Indemnified Hamilton Party incurred thereafter in connection with such claim or action. Any separate counsel representing an Indemnified Hamilton Party shall cooperate with HighwayMaster and its counsel in the defense of such claim or action. The failure of Hamilton to promptly notify HighwayMaster of its receipt of commencement of any claims or action in respect of which indemnity may be sought will relieve HighwayMaster from any liability HighwayMaster may have to the extent that such delay in notification prejudices HighwayMaster's defense of such claim or action.

1.6 Indemnification to HighwayMaster. Hamilton shall indemnify and hold harmless HighwayMaster, its parents, subsidiaries, affiliates, officers, agents, and representatives (each an "Indemnified HighwayMaster Party") from and against any and all losses, claims, damages or liabilities which either such Indemnified HighwayMaster Party may incur, including any amount paid in settlement of any claim, action or proceeding commenced or threatened, and any and all expenses reasonably incurred (including reasonable and necessary attorney's fees) in connection with any such claim, action or proceeding insofar as such loss, claim, damages, liabilities, actions, proceedings or expenses (collectively "HighwayMaster Losses") resulted from the acts and/or omissions of Hamilton or its authorized representatives in performing the services to be provided by Hamilton pursuant to the terms of this Agreement, except that no Indemnified HighwayMaster Party shall be so indemnified to the extent that any HighwayMaster Losses arise out of such Indemnified HighwayMaster Party's negligence, willful misconduct, or provision of false or incorrect information to



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         Hamilton and except that Hamilton shall not be liable in any event for any amount paid in settlement of any claim or any litigation, threatened or commenced, whatsoever if such settlement is effected without the written consent of the Hamilton (which consent shall not be reasonably withheld). HighwayMaster shall give prompt written notice to Hamilton of any claim or action commenced or threatened against each Indemnified HighwayMaster Party in respect of which indemnity may be sought thereunder. If it so elects within a reasonable time after receipt of such notice, Hamilton may assume the defense of such claim or action. If Hamilton assumes the defense of such claim or action, Hamilton will not be liable for any fees and expenses of counsel for an Indemnified HighwayMaster Party incurred thereafter in connection with such claim or action. Any separate counsel representing an Indemnified HighwayMaster Party shall cooperate with Hamilton and its counsel in the defense of such claim or action. The failure of HighwayMaster to promptly notify Hamilton of its receipt of commencement of any claims or action in respect of which indemnity may be sought will relieve Hamilton from any liability Hamilton may have to the extent that such delay in notification prejudices Hamilton's defense of such claim or action.

1.7 Confidentiality. "HighwayMaster Confidential Information" shall mean, for purposes of this Section 4.3, the technical and business information which is proprietary and confidential to HighwayMaster, and such other information marked "Confidential" and disclosed to Hamilton by HighwayMaster pursuant to this Agreement. Hamilton shall hold all HighwayMaster Confidential Information in confidence and shall not disclose the same to third parties without the prior written permission of HighwayMaster, and shall not use HighwayMaster Confidential Information other than for the benefit of HighwayMaster during the Contract Term and for such period following the termination of this Agreement as HighwayMaster Confidential Information remains a trade secret of HighwayMaster.

1.8 Relationship of the Parties. It is the intention of the parties that Hamilton be an independent contractor and not an employee, agent, joint venturer, or partner of HighwayMaster. Nothing in this Agreement shall be interpreted or construed as creating or establishing the relationship of employer and employee between HighwayMaster and either Hamilton or any employee or agent of Hamilton. Nothing in this Agreement shall be construed to give either party the power to direct or control the daily activities of the other party, or to constitute the parties as principal and agent, employer and employee, franchisor and franchisee, partners, joint venturers, co-owners, or otherwise as participants in a joint undertaking. HighwayMaster and Hamilton understand and agree that, except as specifically provided in this Agreement, HighwayMaster does not grant Hamilton the power or authority to make or give any agreement, statement, representation, warranty, or other commitment on behalf of HighwayMaster, or to enter into any contract or otherwise incur any liability or obligation, express or implied, on behalf of HighwayMaster, or to transfer, release, or waive any right, title, or interest of HighwayMaster.

1.9 No False Representations. Hamilton shall (1) conduct business in a manner that reflects favorably at all times on HighwayMaster's products and services and the reputation of HighwayMaster; (2) avoid deceptive, misleading, or unethical practices that are or might be



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         detrimental to HighwayMaster, its products and services including any disparagement of HighwayMaster, its products and services; (3) make no false or misleading representations with regard to HighwayMaster, its products and services; and (4) refrain from publishing or employing any misleading or deceptive advertising material regarding HighwayMaster, its products and services.

1.10 Nonexclusive. Hamilton shall retain the right to perform services for others during the terms of this Agreement; provided, that HighwayMaster's ownership and confidentiality of work product is not jeopardized in any way. HighwayMaster shall retain the right to cause similar services to be performed by its own personnel and/or other contractors during the Contract Term.

1.11 Compliance With Law. Hamilton shall comply with all applicable federal, state, and local laws and regulations in performing its duties hereunder including, but not limited to, the Securities Act (and any rules and regulations promulgated thereunder), the 1934 Act (and any rules and regulations promulgated thereunder), and the NASDAQ Stock Exchange Rules and Regulations.

1.12 Method of Performing Services. Hamilton, in conjunction with its personnel, will determine the method, details, and means of performing the services to be performed for HighwayMaster pursuant to the terms of this Agreement. HighwayMaster shall have no right to, and shall not, control the manner or determine the method which Hamilton performs services pursuant to this Agreement; provided, however, that HighwayMaster may require Hamilton's personnel to observe at all times the security and safety policies of HighwayMaster. Notwithstanding the preceding, HighwayMaster shall be entitled to exercise a broad general power of supervision and control over the results of work performed by Hamilton to ensure satisfactory performance.

1.13 Scheduling. In performing services under this Agreement, Hamilton shall, to the extent reasonably possible, accommodate work schedule requests of HighwayMaster. Should any personnel of Hamilton be unable to perform scheduled services because of illness, resignation, or other causes beyond Hamilton's reasonable control, Hamilton will replace such personnel within a reasonable time.

1.14 Record Keeping. Hamilton shall maintain complete and accurate accounting records, in a form in accordance with standard accounting practices, to substantiate Hamilton's charges hereunder. Such records shall include payroll records and time sheets, and Hamilton shall retain such records for a period of one (1) year from the date of final payment hereunder.

1.15 Hamilton's Agreements With Personnel. Hamilton shall obtain and maintain in effect written agreements with each of its employees and/or independent contractors who participate in providing services to HighwayMaster under this Agreement. Such agreements shall contain terms sufficient to enable Hamilton to comply with all provisions of this Agreement, shall establish a duty of confidentiality enforceable by HighwayMaster and shall confirm that such



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         personnel shall have no status as employees of HighwayMaster and no claim under any HighwayMaster employee benefit plan.

1.16 No Discrimination. Hamilton agrees that in the performance of this Agreement it will not discriminate or permit discrimination against any person or group of persons on the grounds of sex, race, color, religion, or natural origin in any manner prohibited by the laws of the United States.

1.17 Force Majeure. Neither party hereto shall be responsible for any failure to perform due to unforeseen circumstances or to causes beyond its reasonable control, including but not limited to acts of God, war, riot, embargoes, acts of civil or military authorities, fire, floods, accidents, strikes, or shortages of transportation, facilities, fuel, energy, labor, or materials. In the event of any such delay, said party is excused from performance for a period equal to the time of such delay. In the event such delay exceeds sixty (60) days, either party may terminate this Agreement.

1.18 Insurance. Hamilton shall secure and maintain adequate workmen's compensation, disability benefits, unemployment insurance and the like, if required by the law of each state wherein Hamilton shall perform services for HighwayMaster. Hamilton further agrees to maintain comprehensive general and vehicular liability insurance for claims for damages arising out of bodily injury (including death) and property damage, caused by, or arising out of, acts or omissions of its employees. The minimum limits of such insurance shall be $300,000.00 for each person and $300,000.00 for each incident because of bodily injury and $300,000.00 because of property damage for each incident. Certificates of insurance shall be furnished to HighwayMaster at the commencement of this Agreement and at the renewal date or dates of all such insurance policies for as long as this Agreement remains in effect. In no event shall any such insurance be canceled without thirty
         (30) days prior written notice to HighwayMaster by Hamilton.

1.19 Entire Agreement of the Parties. This Agreement supersedes any and all agreements, either oral or written, between the parties hereto with respect to the rendering of services by Hamilton for HighwayMaster and contains all the covenants and agreements between the parties with respect to the rendering of such services in any manner whatsoever. Each party to this Agreement acknowledges that no representations, inducements, promises, or agreements, orally or otherwise, have been made by any party, or anyone acting on behalf of any party, that are not embodied herein, and that no other agreement, statement, or promise not contained in this agreement shall be valid or binding. Any modification of this Agreement will be effective only if it is in writing signed by the party to be charged.

1.20 Partial Invalidity. If any provision in this agreement is held by a court of competent jurisdiction to be invalid, void, or unenforceable, the remaining provisions will nevertheless continue in full force without being impaired or invalidated in any way.



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1.21     Termination. Either party may terminate the Agreement upon thirty (30)
         days written notice to the other party to the Agreement. In the event that HighwayMaster terminates this Agreement, other than for cause, HighwayMaster shall pay for services rendered by Hamilton prior to the effective date of the termination.

1.22 Termination for Cause. If a party materially defaults in its performance under this Agreement, other than non-payment of amounts due to Hamilton, and fails to either substantially cure such default within thirty (30) days after receiving written notice specifying the default or, for those defaults which cannot reasonably be cured within thirty
         (30) days, promptly commence curing such default and thereafter proceed with all due diligence to substantially cure the same, then the party not in default may terminate this Agreement as of a date specified in such notice; provided, that any such termination by a party for cause shall not serve as a waiver of any rights or remedies such party may have against the breaching party at law or in equity. Notwithstanding the preceding, in the event that HighwayMaster terminates this Agreement for cause pursuant to this Section 4.18, any and all options issued to Hamilton under Section 3.1.2 shall be forfeited as of the date of such termination.

1.23 Notices. Unless otherwise specifically provided, all notices required or permitted by this Agreement shall be in writing and may be delivered personally, or may be sent by facsimile or certified mail, return receipt requested, to the following addresses, unless the parties are subsequently notified of any change of address in accordance with this
         Section 4.19:

                  If to HighwayMaster:

                  HighwayMaster Communications, Inc.
                  1155 Kas Drive, Suite 100
                  Richardson, Texas 75081
                  Attention: General Counsel
                  Facsimile: (972) 301-2263

                  If to Hamilton:

                  N.D. Hamilton Associates, Inc
                  Attn: David Hamilton
                  115 S.E. Spanish Trail
                  Boca Raton, Florida 33432
                  Attention: David Hamilton
                  Facsimile: (561) 393-0068____

         Any notice shall be deemed to have been received as follows: (1) by personal delivery, upon receipt; (2) by facsimile upon receipt; (3) by certified mail, five (5) business days after delivery to the U.S. postal authorities by the party serving notice. If notice is sent by facsimile, a confirming copy of the same shall be sent by mail to the same address.



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1.24     GOVERNING LAW; CONSENT TO JURISDICTION AND VENUE. THIS AGREEMENT SHALL
         BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS, WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS (RULES) OR CHOICE OF LAWS (RULES) THEREOF. HAMILTON HEREBY CONSENTS TO THE EXCLUSIVE PERSONAL JURISDICTION AND VENUE OF THE STATE DISTRICT COURT RESIDING IN DALLAS COUNTY, DALLAS, TEXAS (OR IF APPLICABLE, THE FEDERAL DISTRICT COURT FOR THE NORTHERN DISTRICT OF TEXAS, DALLAS DIVISION) FOR ALL LITIGATION WHICH MAY BE BROUGHT WITH RESPECT TO OR ARISING OUT OF THE TERMS OF AND THE TRANSACTIONS AND RELATIONSHIPS CONTEMPLATED BY THIS AGREEMENT.

1.25 Assignment. Hamilton is being retained as per this Agreement because of HighwayMaster's confidence in Hamilton's abilities which confidence is personal in nature. This Agreement shall not be assignable by either party without the prior written consent of the other party which shall not be unreasonably withheld, and Hamilton may not delegate its duties hereunder without the prior written consent of HighwayMaster. Any attempt by Hamilton to assign any of its rights or delegate any of its duties hereunder without the prior written consent of HighwayMaster shall be null and void.

1.26 Successors. This Agreement shall inure to the benefit of, and be binding upon, Hamilton and HighwayMaster, their successors and assigns.

1.27 Survival. In the event of any termination of this Agreement, Sections 3.1, 4.1, 4.2, 4.3, 4.4, 4.5 and 4.20 hereof shall survive and continue in effect.

         IN WITNESS THEREOF, HighwayMaster and Hamilton have caused this Investor Relations Service Agreement to be signed and delivered by their duly authorized officers, all as of the date first hereinabove written.









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HIGHWAYMASTER
COMMUNICATIONS, INC.,                       N.D. HAMILTON ASSOCIATES, INC.
A DELAWARE CORPORATION

By: /s/ W. MICHAEL SMITH                    By: /s/ DAVID HAMILTON
    -----------------------------               -----------------------------

Title: CFO                                  Title: PRESIDENT
       --------------------------                  --------------------------

Date: April 3, 2000                         Date: March 31, 2000
      ---------------------------                 ---------------------------











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